Exhibit 107

CALCULATION OF REGISTRATION FEE

Form S-8

(Form Type)

ChromaDex Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1) (2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee(3)
Equity	Common Stock, par value $0.001 per share(1)	Rule 457(c) and Rule 457(h)	3,650,000 shares	$1.65	$6,022,500	$110.20 per $1,000,000	$663.68
Total Offering Amounts					$6,022,500		$663.68
Total Fee Offsets							-
Net Fee Due							$663.68

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock (“Common Stock”) that become issuable under the ChromaDex Corporation 2017 Equity Incentive Plan, as amended (the “2017 Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.
(2)	Represents shares that were added to the 2017 Plan pursuant to a share reserve increase approved by the Registrant’s stockholders on June 15, 2023.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price are based upon the average of the high and low prices of the Registrant’s Common Stock on June 16, 2023, as reported on The Nasdaq Capital Market.